                                                                   EXHIBIT 10.28





                            STOCK PURCHASE AGREEMENT


                                 by and between

                                NHP INCORPORATED
                                (as "Purchaser")

                                      and


                 COMMONWEALTH OVERSEAS TRADING COMPANY LIMITED
                                 (as "Seller")

                                      and
                         SHEIK MOHAMMED A. AL-TUWAIJRI
                              (the "Shareholder")





                                 March 20, 1996

                            STOCK PURCHASE AGREEMENT


                               TABLE OF CONTENTS

ARTICLE I

    DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II

    PURCHASE AND SALE OF SHARES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
        2.1     Purchase and Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
        2.2     Outstanding Notes and Options.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
        2.3     Purchase Price; Closing Payment.    . . . . . . . . . . . . . . . . . . . . . . . . . .   10
        2.4     Escrow.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
        2.5     Specific Performance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
        2.6     Post-Closing Adjustments.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
        2.7     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

ARTICLE III

    REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY . . . . . . . . . . . . . . . . . . . . . . .   12
        3.1     Organization; Standing and Power. . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
        3.2     Subsidiaries.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
        3.3     Capitalization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
        3.4     Authority; Noncontravention.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        3.5     Governmental Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        3.6     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
        3.7     Financial Statements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
        3.8     Absence of Liabilities.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
        3.9     Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
        3.10    Property and Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        3.11    Patents and Trademarks.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        3.12    Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        3.13    Material Contracts and Obligations.   . . . . . . . . . . . . . . . . . . . . . . . . .   17
        3.14    Compliance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        3.15    Licenses, Permits and Authorizations.   . . . . . . . . . . . . . . . . . . . . . . . .   17
        3.16    ERISA and Employee Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        3.17    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        3.18    Employees; Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

          3.19    Absence of Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
          3.20    Accounts Receivable and Notes Receivable. . . . . . . . . . . . . . . . . . . . . . . .   21
          3.21    Appropriateness of  Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
          3.22    Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
          3.23    Banking.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
          3.24    Disclosures.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE IV

   REPRESENTATIONS AND WARRANTIES CONCERNING LOANS AND SERVICING RIGHTS . . . . . . . . . . . . . . . . .   24
          4.1     Approved Issuer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
          4.2     Owned Mortgage Loans and Mortgage Servicing Portfolio.  . . . . . . . . . . . . . . . .   24
          4.3     Real Estate Owned.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE V

   REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER . . . . . . . . . . . . . . . . . . . . . . . . .   33
          5.1     Ownership of the Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
          5.2     Delivery of Good Title.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
          5.3     Organization; Standing and Power.   . . . . . . . . . . . . . . . . . . . . . . . . . .   33
          5.4     Capitalization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
          5.5     Authority; Noncontravention.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
          5.6     Governmental Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
          5.7     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
          5.8     Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
          5.9     Investment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
          5.10    Experience.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

ARTICLE VI

   REPRESENTATIONS AND WARRANTIES CONCERNING THE SHAREHOLDER. . . . . . . . . . . . . . . . . . . . . . .   35
          6.1     Authority; Noncontravention.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
          6.2     Governmental Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
          6.3     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE VII

ARTICLE VII

    REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER . . . . . . . . . . . . . . . . . . . . . . .   36
          7.1     Organization; Standing and Power.   . . . . . . . . . . . . . . . . . . . . . . . . . .   36
          7.2     Investment.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
          7.3     Experience.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
          7.4     Authority; Noncontravention.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
          7.5     Governmental Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE VIII

    CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
          8.1     Accuracy of Representations and Warranties.   . . . . . . . . . . . . . . . . . . . . .   38
          8.2     Restraints or Prohibitions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
          8.3     Compliance with Covenants.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
          8.4     Due Investigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
          8.5     Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
          8.6     HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
          8.7     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
          8.8     Board Approval. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
          8.9     No Material Adverse Change. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
          8.10    Opinion of Counsel.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
          8.11    Update Schedules.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
          8.12    Certificates and Documents.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
          8.13    Escrow Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
          8.14    Compliance Certificate.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
          8.15    Other Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
          8.16    Right to Cure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

ARTICLE IX

    CONDITIONS TO THE OBLIGATIONS OF THE SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
          9.1     Accuracy of Representations and Warranties.   . . . . . . . . . . . . . . . . . . . . .   41
          9.2     HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

ARTICLE X

    COVENANTS OF THE SELLER AND THE SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
          10.1    Inspection.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
          10.2    Conduct of Business Pending the Closing.  . . . . . . . . . . . . . . . . . . . . . . .   41
          10.3    Third Party Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
          10.4    GNMA, FHA, Fannie Mae, Freddie Mac and Other Approvals.   . . . . . . . . . . . . . . .   44

            10.5    Delivery of Disclosure Schedules.   . . . . . . . . . . . . . . . . . . . . . . . . . .   45
            10.6    Post-Closing Delivery of Disclosure Schedules.    . . . . . . . . . . . . . . . . . . .   45
            10.7    Competing Offers; Merger or Liquidation.  . . . . . . . . . . . . . . . . . . . . . . .   45
            10.8    Post-Termination Employment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

ARTICLE XI

    OTHER COVENANTS AND INDEMNITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
            11.1    Reasonable Efforts and Certain Obligations. . . . . . . . . . . . . . . . . . . . . . .   46
            11.2    Certain Tax Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

ARTICLE XII

    REMEDIES FOR BREACHES OF THIS AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
            12.1    Investigations; Survival of Representations
                    and Warranties and Covenants.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
            12.2    Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
            12.3    Measurement of Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
            12.4    Defense.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
            12.5    Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

ARTICLE XIII

    TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
            13.1    Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
            13.2    Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

ARTICLE XIV

    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
            14.1    Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
            14.2    Expenses.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
            14.3    Successors and Assigns.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
            14.4    Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
            14.5    Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
            14.6    Entire Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
            14.7    Amendments and Waivers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
            14.8    No Third Party Beneficiaries.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
            14.9    Counterparts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
            14.10   Headings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
            14.11   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

                          14.12   Governing Law; Jurisdiction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
                          14.13   Recitals, Schedules and Annexes.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                          14.14   Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made and entered into as of this 20th day of March, 1996, by and among NHP Incorporated, a Delaware corporation (the "Purchaser"), Commonwealth Overseas Trading Company Limited, a Bermuda corporation (the "Seller"), and Sheik Mohammed A. Al-Tuwaijri, a shareholder of the Seller (the "Shareholder").

         WHEREAS, WMF Holdings Ltd., a Delaware corporation (the "Parent" and, together with its subsidiaries, the "Company"), is wholly owned by Seller and is engaged in the mortgage banking business; and

         WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, 5,339 shares of the Parent's common stock, par value $.01 per share (the "Shares"), which represent all of the issued and outstanding capital stock of the Parent as of the date hereof; and

         WHEREAS, the parties hereto believe that the purchase and sale of the Shares will provide mutual benefits to the Purchaser and the Seller.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used in and for all purposes of this Agreement, unless otherwise indicated, each of the following terms shall have the respective meanings set forth below.

         "Adjustment Date" shall mean the date on which an adjustment to the Purchase Price is made in accordance with the provisions of Section 2.6 of this Agreement and Purchaser receives the full amount of such adjustment in immediately available funds.

         "Adjustment Interest Rate" shall mean interest at an annual rate equal to LIBOR plus 4%.

         "Adjustment Period Interest" shall mean interest on the amount of an adjustment to the Purchase Price pursuant to the provisions of Section 2.6 of this Agreement computed at the Adjustment Interest Rate with respect to the period commencing on the Closing Date and ending on the Adjustment Date.

         "Ancillary Agreements" shall mean all agreements required to be executed at or prior to Closing pursuant to Articles VIII and IX of this Agreement.

         "Approvals" shall mean any approvals, authorizations, qualifications, consents, licenses, franchises, orders and other permits of all judicial, governmental, quasi-governmental or regulatory entities, whether federal, state or local, domestic or foreign.

         "Balance Sheet" shall mean the consolidated audited balance sheet of the Company.

         "Balance Sheet Date" shall mean December 31, 1995.

         "Business Day" shall mean any day of the week other than a Saturday, Sunday, a federal holiday or any other day on which banking institutions in the District of Columbia are authorized by law or by executive order to be closed.

         "Closing Date" shall have the meaning set forth in Section 2.7.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Collateral" shall mean the real and personal property securing a Mortgage Loan or a bond, mortgage-backed security or other obligation relating to a Mortgage Loan.

         "Commonwealth" shall mean Commonwealth Overseas Trading Company
Limited.

         "Company" shall mean the Parent and, unless the context otherwise provides, each of its subsidiaries, including, without limitation, WMF Group, WMF/Huntoon, Vienna Mortgage Corporation, a Virginia corporation, and Sheffield Acquisition Corp., a Tennessee corporation.

         "Company Disclosure Schedule" shall mean the disclosure schedule concerning the Company delivered by the Seller and the Shareholder to the Purchaser pursuant to the terms of this Agreement.

         "Company Group" shall have the meaning set forth in Section 3.16.

         "Company Pension Plans" shall have the meaning set forth in Section
3.16.

         "Company Plans" shall have the meaning set forth in Section 3.16.

         "Defect" shall mean any untruth or incorrectness of any representation or warranty herein contained with respect to a Mortgage Loan or a pool of Mortgage Loans or Collateral or any failure by the Company to comply in any material respect with any applicable covenants, requirement, procedure, rule, regulation or guideline of GNMA, Fannie Mae, Freddie Mac, any PMI, FHA, HUD or any other Investor with respect to a Mortgage Loan or a Mortgage.

         "DUS" shall mean the Fannie Mae Delegated Underwriting and Servicing program.

         "DUS Mortgage Loans" shall mean Mortgage Loans originated under DUS.

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.16.

         "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, judgments, notices of noncompliance or violation, investigations (other than internal reports prepared by the Company solely in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law ("Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Law" shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, written policy and rule of common law now in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Occupational Safety and Health Act, as amended; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq.; the Oil Pollution Act of 1990, PUB. Law 101-380 and any state and local or foreign counterparts or equivalents.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Account" shall mean the account to be established pursuant to the Escrow Agreement into which Purchaser shall deposit the Escrow Fund.

         "Escrow Agent" shall mean the Person designated as the Escrow Agent in the Escrow Agreement.

         "Escrow Agreement" shall mean an agreement substantially in the form of Exhibit A attached to this Agreement which exhibit, if not attached hereto as of the Closing, shall be agreed to and attached hereto by no later than March 26, 1996.

         "Escrow Fund" shall mean the NHPI Shares, constituting a portion of the Purchase Price, which are to be deposited on the Closing Date in the Escrow Account as a reserve to meet certain of the obligations of the Seller and the Shareholder under Section 2.6 of this Agreement.

         "Escrow Termination Date" shall mean the third anniversary of the Closing Date or such later date as shall be determined in accordance with the provisions of this Agreement and the Escrow Agreement.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Expenses" shall mean the fees, costs and other expenses, including attorney's, auditor's, broker's, or finder's fees and commissions, incurred by a party hereto in connection with the transactions contemplated hereby, whether or not such transactions are actually consummated.

         "Fannie Mae" shall mean Fannie Mae or any successor organization.

         "FHA" shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the FHA regulations.

         "FHA Loan" shall mean a Mortgage Loan insured in whole or in part by the FHA.

         "Financial Statements" shall mean the Balance Sheet as of the Balance Sheet Date and the related consolidated statements of operations and cash flows for the twelve months then ended, together with the report thereon all certified by KPMG Peat Marwick LLP, independent public accountants.

         "Flow Servicing Agreement" shall mean an agreement between the Company and a Mortgage originator setting forth the terms and conditions under which the Company agrees to buy loan servicing rights from the Mortgage originator.

         "Freddie Mac" shall mean the Federal Home Loan Mortgage Corporation or any successor or organization.

         "GNMA" shall mean the Government National Mortgage Association or any successor organization.

         "Hazardous Material" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain electric fluid containing levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental or regulatory entity or which poses a threat to health or safety.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "HUD" shall mean the United States Department of Housing and Urban Development or any successor organization.

         "Indefinite Term Warranties" shall have the meaning set forth in
Section 12.1.

         "Indemnified Purchasers" shall have the meaning set forth in Section 12.2(a).

         "Indemnified Sellers" shall have the meaning set forth in Section 12.2(b).

         "Intellectual Property Rights" shall have the meaning set forth in
Section 3.11.

         "Investor" shall mean FHA, GNMA, Fannie Mae and Freddie Mac or any private or public investor or credit enhancer for which the Company or any of its Subsidiaries is originating and/or servicing (or to the extent of any continuing obligation, has in the past originated or serviced) Mortgage Loans pursuant to a Mortgage Servicing Agreement.

         "Legal Requirements" shall mean any federal, state, county, local or foreign law, rule, regulation, ordinance, order, decree, judgment or other legal, judicial, regulatory or governmental requirement.

         "Liabilities" shall mean any liabilities or obligations, direct or indirect, whether accrued, absolute, contingent or otherwise.

         "LIBOR" shall mean the London Inter-Bank Offered Rate.

         "Lien" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

         "Loan Documents" shall mean any Mortgage Note or Mortgage or similar instrument, and all amendments thereto, evidencing or securing a Mortgage Loan, including hard copies where available, and all machine-readable copies on any media.

         "Material Adverse Effect" shall mean any loss, damage or other circumstance, occurrence, breach of representation or warranty or other event that could have a material adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of any Person, individually or taken as a whole, including, but not limited to, an adverse affect which would, in the aggregate, amount to losses or damages in the amount of $10,000 or more.

         "Mortgage" shall mean a mortgage, deed of trust, security deed or other security instrument on real property securing a Mortgage Note.

         "Mortgage Loan" shall mean a mortgage loan evidenced by a Mortgage Note and secured by a Mortgage which is either an Owned Mortgage Loan or a Mortgage Loan comprising the Mortgage Servicing Portfolio.

         "Mortgage Loan File" shall mean the credit and closing packages, custodial documents, escrow documents, and all other documents in the possession of the Company pertaining to a Mortgage Loan or reasonably necessary for prudent servicing of a Mortgage Loan, in each case as required by any Investor, PMI and its requirements, procedures, rules, regulations and guidelines.

         "Mortgage Note" shall mean a written promise to pay a sum of money at a fixed or variable interest rate during a specified term evidencing a Mortgage Loan.

         "Mortgage Servicing Agreement" shall mean an agreement between the Company and an Investor or a servicer or other party setting forth the terms and conditions under which Mortgage Loans or other obligations relating to Mortgage Loans have been and are to be serviced or subserviced and which may be incorporated in general guidelines and issuances of an Investor (such as the applicable Fannie Mae and Freddie Mac Seller/Servicer Guides) or PMI.

         "Mortgage Servicing Portfolio" shall mean, as of the date of this Agreement, all the Mortgage Loans which have been, are and, subject to existing Mortgage Servicing Agreements, are to be serviced or subserviced by the Company, other than the Owned Mortgage Loans, as more particularly identified on Schedule 3.24, and, from time to time after the date of this Agreement, as and when Owned Mortgage Loans are delivered to Investors, such previously Owned Mortgage Loans as well.

         "National Housing Act" shall mean the National Housing Act of 1934, as amended.

         "NHPI Shares" shall mean the 210,000 shares of common stock of the Purchaser, par value $.01 per share, all of which shares are to be deposited on the Closing Date in the Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement.

         "Non-Originated Mortgage Loans" shall mean all Mortgage Loans which were not originated by the Company, otherwise delivered by the Company to an Investor or with respect to which the Company made representations and warranties to an Investor or PMI similar to those made by an originator.

         "Notes" shall mean the promissory notes payable by the Parent to Sheik Mohammed A. Al-Tuwaijri in the aggregate amount of US$5,000,000, copies of which are attached to this Agreement as Exhibit B which exhibit, if not attached hereto as of the Closing, shall be attached hereto by no later than March 26, 1996.

         "Originated Mortgage Loans" shall mean all Mortgage Loans other than Non-Originated Mortgage Loans.

         "Owned Mortgage Loans" shall mean all the Mortgage Loans the legal and/or beneficial ownership interests in which are vested in the Company (or any of its Subsidiaries) as of the date of this Agreement. For the purpose of this Agreement, Owned Mortgage Loans shall not include Mortgage Loans backed by mortgage pass-through certificates guaranteed by GNMA (since such Mortgage Loans are transferred in trust to the owner of the related GNMA guaranteed mortgage-backed securities.)

         "Parent" shall mean WMF Holdings Ltd., a Delaware corporation.

         "Payment Notice" shall have the meaning set forth in Section 2.4.

         "Person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, governmental entities and any other entities.

         "PMI" shall mean private mortgage insurance, credit enhancement or a private mortgage insurer or credit enhancer, as the context may require.

         "Purchase Price" shall mean Sixteen Million United States Dollars (US$16,000,000), equal to the sum of the Escrow Fund and immediately available funds in the amount of US$11,800,000, subject to reduction as provided in
Section 2.6 of this Agreement, to be paid by Purchaser to Seller as consideration for the purchase of the Shares.

         "Purchaser" shall mean NHP Incorporated.

         "Release" shall mean disposing, transporting, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, purging and the like, into or upon any land or water or air, or otherwise entering into the environment.

         "REO" shall mean real estate obtained by the Company in its name (or in the name of its Subsidiaries) or on behalf of Investors in connection with foreclosure proceedings or deed in lieu of foreclosure proceedings on Mortgage Loans.

         "Representations and Warranties" shall mean the representations set forth in Articles III, IV, V, VI and VII hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Seller" shall mean Commonwealth Overseas Trading Company Limited, a Bermuda corporation.

         "Seller Disclosure Schedule" shall mean the disclosure schedule concerning the Seller delivered by the Seller and the Shareholder to the Purchaser pursuant to the terms of this Agreement.

         "Seller Representation and Warranty Default Event" shall mean the untruth, inaccuracy or other breach of any Representation or Warranty of the Seller or the Shareholder included or provided for in this Agreement of which notice or notices shall be given to the Seller or the Shareholder on or before the Seller Representation and Warranty Expiration Date. For the purposes of this Agreement, a Seller Representation and Warranty Default Event shall be deemed to occur in the Warranty Year in which a Notice of Claim (as defined in the Escrow Agreement) is delivered pursuant to the terms of the Escrow Agreement.

         "Seller Representation and Warranty Expiration Date" shall mean the last day of the applicable Warranty Period.

         "Servicing Rights" shall mean the right to receive the servicing fee income and any other income arising from or connected to the Mortgage Servicing Agreements or the servicing of the Mortgage Loans in the Mortgage Servicing Portfolio.

         "Shareholder" shall mean Sheik Mohammed A. Al-Tuwaijri.

         "Shareholder Disclosure Schedule" shall mean the disclosure schedule concerning the Shareholder delivered by the Shareholder to the Purchaser pursuant to the terms of this Agreement.

         "Shares" shall mean the 5,339 shares of the Company's common stock, par value $.01 per share, which represent all of the issued and outstanding capital stock of the Company.

         "Subsidiary" shall mean (i) each corporation in which a Person owns or controls, directly or indirectly, capital stock representing more than 10% of the outstanding voting stock and (ii) each other partnership, joint venture, limited liability company or partnership or other business entity in which a Person owns or controls, directly or indirectly, an equity, ownership or equivalent interest representing more than 10% of the voting rights or
interests therein.   Unless otherwise indicated by context, Subsidiary shall
refer to a Subsidiary of the Parent.

         "Tax Returns" shall mean any returns, declarations, reports, claims for refunds, or information returns or statements relating to Taxes by any applicable tax jurisdiction (including any schedules, attachments or amendments).

         "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed on the Company or for which the Company is liable, including any interest, penalty, or addition thereto, whether disputed or not.

         "Warranty Period" shall have the meaning set forth in Section 12.1.

         "Warranty Year" shall have the meaning set forth in Section 2.6.

         "WMF Group" shall mean Washington Mortgage Financial Group, Ltd., a Delaware corporation.

         "WMF/Huntoon" shall mean WMF/Huntoon, Paige Associates Limited, a Delaware corporation.

                                   ARTICLE II

                          PURCHASE AND SALE OF SHARES

         2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase from the Seller, all of such Seller's right, title and interest in and to the Shares, free and clear of all Liens, other than restrictions on transfer of a general nature arising under federal and state securities laws.

         2.2     Outstanding Notes and Options.


                 (a) Immediately following Closing and on the Closing Date, the Purchaser shall contribute capital to the Company in an amount necessary to retire the outstanding Notes, which amounts shall thereupon be paid to Sheik Mohammed A. Al-Tuwaijri after the receipt of the original canceled Notes, or such other assurances satisfactory to the Purchaser, in its sole discretion. In the event that any of the original Notes are not delivered at Closing, Sheik Mohammed A. Al-Tuwaijri agrees that the interest payable on any such Notes shall be reduced to a rate equal to LIBOR.

                 (b) The Stock Option Agreement by and between the Parent and Shekar Narasimhan shall be terminated prior to the Closing Date without any recourse to the Company from and after the Closing.

         2.3 Purchase Price; Closing Payment. Upon the terms and subject to the conditions of this Agreement, on the Closing Date Purchaser shall pay to Seller the Purchase Price as follows:


                 (a) The Escrow Fund to the Escrow Account to be held and/or disbursed by Escrow Agent in accordance with the terms of the Escrow Agreement; and

                 (b) $11,800,000, representing the amount by which the Purchase Price exceeds the Escrow Fund, by wire transfer of immediately available funds denominated in United States Dollars to an offshore account designated in writing by Seller at least three Business Days prior to the Closing Date.

         2.4     Escrow.


                 (a) At the Closing, the Purchaser, the Seller, the Shareholder and Escrow Agent shall enter into an Escrow Agreement. The Escrow Fund shall be held, maintained and administered in accordance with the terms of the Escrow Agreement.

                 (b) Disbursements of NHPI Shares from the Escrow Account shall be made from time to time pursuant to the terms of the Escrow Agreement to reflect reductions in the Purchase Price pursuant to
         Section 2.6 and Article XII of this Agreement.

         2.5 Specific Performance. The Purchaser shall be entitled to specific performance and or damages with respect to any breach of the Representations and Warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 5.1, 5.2, 5.3, 5.4, 5.5, 6.1, 6.2 and 6.3, or any other section of this Agreement to the extent that monetary damages would not be an adequate remedy (such as in Section 10.6, where the Seller is obligated to provide schedules post-closing), without regard to the limitations set forth in Section 2.6.

         2.6 Post-Closing Adjustments. In each of the three twelve month periods from the Closing Date until the third anniversary of the Closing Date (each, a "Warranty Year"), the Purchaser shall be entitled to a reduction in the Purchase Price if there shall occur one or more Seller Representation and Warranty Default Events in any such Warrany Year, to the extent that the loss or damage (which, with respect to certain Representations and Warranties, will be determined according to the Escrow Agreement), plus Adjustment Period Interest, arising or resulting from, or as a consequence of:


                 (a) any single Seller Representation and Warranty Default Event, or a series of related Seller Representation and Warranty Default Events, exceeds $300,000, in which case the Purchase Price shall be reduced by such excess; and/or

                 (b) all Seller Representation and Warranty Default Events, taken together (including, for the purpose of this calculation, all losses or damages from any event specified in Section 2.6(a)), exceeds $600,000, in which case the Purchase Price shall be reduced by any such excess.

The adjustment in the Purchase Price shall be accomplished by receipt of assets from the Escrow Fund in accordance with the Escrow Agreement or from payments made by the Seller and/or the Shareholder in accordance with this Agreement.

         2.7 Closing. The Closing of the sale and purchase of the Shares under this Agreement shall take place at the offices of Swidler & Berlin, Chartered, 3000 K Street, N.W., Washington, D.C. 20007, with pre-Closing in escrow (pending solely the transfer of the Escrow Fund, wire transfer of the cash portion of the Purchase Price, and the transfer of the Shares) at 10:00 a.m. on March 31, 1996, and final Closing at or before 10:00 a.m. on April 1, 1996, or at such other time, date, and place as are mutually agreeable to the Seller and the Purchaser. At the Closing, the Seller will deliver to the Purchaser certificates for the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and accompanied by all necessary stock transfer stamps, and such other instruments of transfer, conveyance and assignment requested by the Purchaser as may be necessary or appropriate to confirm in the Purchaser legal and beneficial title to the Shares. The date of the Closing is hereinafter referred to as the "Closing Date." If at the Closing Date any of the conditions specified in
Article VIII shall not have been fulfilled, the Purchaser shall, at its sole election, be relieved of all obligations under this Agreement without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment, and shall also be entitled to extend the Closing Date one or more times to facilitate efforts to meet such conditions..

                                 ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

         The Seller and the Shareholder, jointly and severally, hereby represent and warrant to the Purchaser as follows:

         3.1 Organization; Standing and Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Schedule 3.1 of the Company Disclosure Schedule sets forth the jurisdictions in which the Parent conducts business or owns or leases properties. Copies of the Certificate of Incorporation and By-laws of the Parent heretofore delivered to the Purchaser are accurate and complete.


         3.2 Subsidiaries. Schedule 3.2 of the Company Disclosure Schedule sets forth, for each Subsidiary, (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, (iv) the number of shares of capital stock held in its treasury, (v) its directors and officers, and (vi) the jurisdictions in which the conducts business or owns or leases properties.
Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Copies of the Certificate of Incorporation and By-laws of each Subsidiary heretofore delivered to the Purchaser are accurate and complete. Except as set forth on Schedule 3.2 of the Company Disclosure Schedule, the Parent has no Subsidiaries and does not own or control, directly or indirectly, shares of capital stock of any other corporation or any interest or investment in any partnership, joint venture, limited liability company or partnership or other business entity or enterprise. Except as set forth on Schedule 3.2 of the Company Disclosure Schedule, each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization.


         3.3 Capitalization. The authorized capital stock of the Company, the issued and outstanding shares of the capital stock of the Company of each class, and the holders of record of the capital stock of the Company are as set forth on Schedule 3.3 of the Company Disclosure Schedule. All of the issued and outstanding shares of the Company's capital stock have been offered, issued, and sold by the Company in compliance with applicable Federal and state securities laws and all other applicable Legal Requirements. All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth in
Schedule 3.3 of the Company Disclosure Schedule: (A) no subscription, warrant, option, convertible or exchangeable security or other right or security (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (B) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible or exchangeable security, or other such right or security, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (C) the Company has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof and (D) no shares of the Company's capital stock are held in its treasury. Except as contemplated by this Agreement or as provided in Schedule 3.3 of the Company Disclosure Schedule, no Person is entitled to (i) any preemptive or similar right with respect to the issuance of any capital stock of the Company or (ii) any rights with respect to the registration of any capital stock of the Company under the Securities Act and no stockholder of the Company has granted options, warrants or other rights to purchase or otherwise acquire any interest in any shares of the Company's capital stock from such stockholder. Except as contemplated by this Agreement, there are no agreements, undertakings or understandings, written or oral, between the Company and any holder of its capital stock, or among any holders of its capital stock, relating to the acquisition (including, without limitation, rights of first refusal or preemptive rights), disposition, or voting of the capital stock of the Company or any Subsidiary. Since the Balance Sheet Date no shares of the capital stock of the Company have been issued or retired or, in the case of treasury shares, reissued.


         3.4 Authority; Noncontravention. The execution, delivery, and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not violate any Legal Requirements applicable to the Company and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or violate or constitute a default under (with or without notice or passage of time or both) or otherwise give any Person a basis for accelerated or increased rights of termination or nonperformance under, or require a consent or waiver under, its Certificate of Incorporation or By- Laws (each as amended to date and presently in effect) or any indenture, lease, agreement, Lien or other instrument or arrangement to which the Company is a party or by which it or any of its properties is bound or affected, or any Legal Requirement applicable to the Company where any such violation, conflict, breach, default, failure to obtain a consent or waiver would, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Schedule 3.4 of the Company Disclosure Schedule sets forth a list of all indentures, leases, agreements, Liens, licenses, permits and other instruments requiring the consent, approval or waiver of any Person to any of the transactions contemplated hereby.

         3.5 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or notice to or filing with, any judicial, governmental or regulatory authority or entity is required on the part of the Company in connection with the execution and delivery of this Agreement or any Ancillary Agreements, the offer, sale and delivery of the Shares, or the other transactions to be consummated at the Closing as contemplated by this Agreement, except as set forth on Schedule 3.5 of the Company Disclosure Schedule.


         3.6 Litigation. Except as set forth on Schedule 3.6 of the Company Disclosure Schedule, there is no action, suit, arbitration or proceeding, or judicial, governmental or regulatory inquiry or investigation pending, or, to the best knowledge of the Seller and the Shareholder, after diligent inquiry, any basis therefor or threat thereof, against the Company, that questions the validity of this Agreement or which may otherwise prevent or delay the consummation of the transactions contemplated hereby or that might result, either individually or in the aggregate, in a Material Adverse Effect, nor is there any litigation pending, or, to the best knowledge of the Seller and the Shareholder, after diligent inquiry, any basis therefor or threat thereof, against the Company by reason of the past employment relationships of any of the Company's employees or the proposed activities of the Company.
There is no outstanding judgment, order, decree, stipulation, or injunction of any judicial, governmental or regulatory entity against or affecting the Company or its assets or its business or any of its officers, directors, or employees with respect to the Company's business.


         3.7 Financial Statements. The Company has furnished to the Purchaser on Schedule 3.7 of the Company Disclosure Schedule, with respect to
(a) and (b) below, and will furnish by April 15, 1996, with respect to (c) below:


                 (a) a complete and correct copy of the Financial Statements. The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly the consolidated financial condition, results of operations and changes in financial position of the Company, as at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods covered thereby and prior periods;

                 (b) interim financial statements as of February 29, 1996, which have been prepared from the books and records of the Company and certified by the Company and which present fairly, in all material respects, the pre-Tax income of the Company for the periods presented, with a tolerance level of $250,000; and

                 (c) interim financial statements as of March 31, 1996, which have been prepared from the books and records of the Company and certified by the Company and which present fairly, in all material respects, the pre-Tax income of the Company for the periods presented.

         3.8 Absence of Liabilities. Except as disclosed in Schedule 3.8 of the Company Disclosure Schedule, the Company did not have, at the Balance Sheet Date, Liabilities, except for (i) Liabilities set forth on the Balance Sheet. Since the Balance Sheet Date, the Company has not incurred or otherwise become subject to any Liabilities, except as permitted hereunder or as disclosed on
Schedule 3.8 of the Company Disclosure Schedule, except that DUS Loans, as set forth on Schedule 3.24, have been made since the Balance Sheet Date.


         3.9 Taxes. The amount shown on the Balance Sheet as provision for taxes is sufficient in all material respects for payment of all accrued and unpaid Taxes for the period then ended and all prior periods. Except as disclosed on Schedule 3.9 of the Company Disclosure Schedule:


                 (a) The Company has filed all Tax Returns that are required to be filed by it, such returns are true and correct and all Taxes shown thereon to be due or otherwise required to be paid by the Company have been timely paid. No income Tax Returns of the Company have been audited by the Internal Revenue Service or any state, county, local or foreign taxing authority, and no controversy with respect to Taxes of any type is pending or threatened. The Company's net operating losses for federal income tax purposes, as set forth in the Financial Statements, are not subject to any limitations imposed by Section 382 of the Code, and consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment, contingent or otherwise, to which the Company is a party or by which it is otherwise bound will not have the effect of limiting the Company's ability to use such net operating losses in full to offset such taxable income;

                 (b) The Company has made adequate provision on its book of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the Closing Date. The Company has true, complete and accurate books and records which the Purchaser may reasonably require in connection with the determination of any Taxes or any claim for refund, audit, examination, notice of deficiency or assessment or any judicial or administrative proceeding relating to the Company or the transactions contemplated by this Agreement; and

                 (c) The Company (i) has not filed any consent or agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date;
         (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G, (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) does not have any Liability for unpaid Taxes because it was a member of an affiliated group with the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a governmental entity and (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e).

         3.10 Property and Assets. The Company has good title to all of its properties and assets, including all properties and assets reflected in the Balance Sheet, except those disposed of since the date thereof in the ordinary course of business as disclosed on Schedule 3.10 of the Company Disclosure Schedule, and none of such properties or assets is subject to any Lien other than those the material terms of which are described in the Balance Sheet or in
Schedule 3.10 to the Company Disclosure Schedule.


         3.11 Patents and Trademarks. Set forth on Schedule 3.11 to the Company Disclosure Schedule is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyrights, copyright registrations and applications, licenses and other intellectual property rights presently owned or held by the Company or necessary for the conduct of the Company's business as conducted and as proposed to be conducted, as well as any agreement under which the Company has access to any confidential information used by the Company in its business (collectively, the "Intellectual Property Rights"). The Company owns, or has the right to use under the agreements or upon the terms described in Schedule 3.11 to the Company Disclosure Schedule, all of the Intellectual Property Rights. There is no claim or demand of any Person pertaining to, or any action or proceeding that is pending or threatened which challenges (or would challenge) the rights of the Company in respect of any Intellectual Property Rights. The business conducted or proposed to be conducted by the Company will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets, or other proprietary rights of any other Person or entity. Neither the Seller nor the Shareholder has any knowledge, after diligent inquiry, that any employee of the Company is obligated under any contract (including any license, covenant, or commitment of any nature), or subject to any Legal Requirement that would conflict or interfere with (i) the performance of such employee's duties as an officer, employee, or director of the Company,
(ii) the use of such employee's best efforts to promote the interests of the Company or (iii) the Company's business as conducted or proposed to be conducted. No other Person (including, without limitation, any prior employer of any employee of the Company) has any right to or interest in any inventions, improvements, discoveries, or other information utilized by the Company in its business or assigned to the Company by such employee pursuant to any nondisclosure and assignment of inventions agreement executed by such employee or otherwise.


         3.12 Insurance. The Company maintains valid policies of workers' compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability, and other risks. Schedule
3.12 of the Company Disclosure Schedule contains a true and complete list of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Company's business, operations, premises, properties, assets, employees, agents and directors and sets forth, with respect to each such policy, bond and self insurance arrangement, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, a general description of each deductible feature and principal exclusion and the premiums paid and to be paid prior to expiration.


         3.13 Material Contracts and Obligations. Schedule 3.13 to the Company Disclosure Schedule sets forth a list of all material agreements of any nature to which the Company is a party or by which it or its properties are bound or affected, including without limitation (a) each agreement that requires or might require future expenditures by the Company in excess of $10,000 or that might result in payments to the Company in excess of $10,000,
(b) all employment and consulting agreements, employee benefit, bonus, pension, profit sharing, stock option, stock purchase, and similar plans and arrangements, and distributor and sales representative agreements, (c) any agreement with any stockholder, officer, or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person and (d) any agreement relating to the Intellectual Property Rights. The Company has delivered to the Purchaser true, correct and complete copies of all of the foregoing agreements. All of such agreements, instruments and contracts are (i) valid, binding, and in full force and effect in accordance with their respective terms, and (ii) there is not any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance).


         3.14 Compliance. The Company has , in all material respects, complied with all Legal Requirements applicable to its present and proposed business and has all Approvals required thereby. There is no term or provision of any lease, indenture, contract, agreement, Lien or instrument to which the Company is a party or by which it or any of its properties or assets is bound or affected, or of any provision of any Legal Requirements applicable to or binding upon the Company, that would result in a Material Adverse Effect or in the future is reasonably likely to result in a Material Adverse Effect. No employee of the Company is in violation of any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, proprietary information disclosure, non-competition, or non-solicitation.


         3.15 Licenses, Permits and Authorizations. The Company has all material Approvals necessary to enable the Company to continue to conduct its business as currently being conducted or proposed to be conducted. The Company has not received any notice from any governmental or regulatory agency or authority to the effect that the Company is in default under any of its Approvals. Each of the Approvals is in full force and effect and the Company is in material compliance with all of its obligations with respect thereto, and no event has occurred which permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation, nonrenewal, modification, suspension or termination of any of the foregoing.


         3.16    ERISA and Employee Matters.

                  (a) Schedule 3.16 of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA, and of all other employee compensation plans, programs, agreements or arrangements, currently maintained by the Company or any trade or business, whether or not incorporated, which is part of a controlled group within the meaning of Section 414(b), (c) or (m) of the Code with the Company (collectively, the "Company Group"), or under which any member of the Company Group has any liability in respect of current or former employees (collectively, the "Company Plans"). All the Company Plans which constitute employee "pension plans" as defined in Section 3(2) of ERISA are referred to herein as the "the Company Pension Plans." Each of the Company Plans is in compliance in all material respects with the terms thereof and the applicable provisions of ERISA and the Code, including any applicable qualification requirements of the Code. The Company Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Company Pension Plan, and the Company Group has not incurred, and the Company Group does not have any knowledge of any event or condition which would cause the Company Group to incur, any liability to the Pension Benefit Guaranty Corporation, any trustee under Section 4049 of ERISA, or any Company Pension Plan in connection with the termination of any Company Pension Plan under Title IV of ERISA. No Company Pension Plan has an accumulated or waived funding deficiency, or has applied for an extension of any amortization period within the meaning of Section 412 of the Code and no event or condition exists which could be deemed a reportable event within the meaning of section 4043 of ERISA. Each Company Pension Plan which is intended to be a qualified plan under
         Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service. The Company has previously delivered to the Purchaser with respect to each Company Plan, true and correct copies of (A) each Company Plan (or, in the case of an oral or informal Company Plan, a written description thereof); (B) the most recent annual report (Form 5500 series); (C) the most recent actuarial valuation report; and (iv) the most recent Summary Plan Description, as described in Section 102(a)(1) of ERISA.

                 (b) The actuarial present value of accrued benefits (both vested and unvested) of Company Pension Plans subject to Title IV of ERISA does not exceed the assets of such Company Pension Plans based upon the actuarial assumptions used in funding such plan for the 1995 valuation, which assumptions are reasonable in light of the experience of such plan.

                 (c) Except as set forth on Schedule 3.16 of the Company Disclosure Schedule there are no pending claims or lawsuits which have been asserted or instituted (other than in respect of benefits due in the ordinary course which, in the aggregate, are not material) against the assets of any of the Company Plans or against the Company Group or any fiduciary of the Company Plans with respect to the Company Plans.

                 (d) As of the date hereof, there are no benefits to be provided to current or future retirees under any "welfare benefit plans" within the meaning of Section 3(1) of ERISA which are maintained by the Company Group.

                 (e) The Company Group has not maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, and no withdrawal liability has been incurred by or asserted against any of the Company Group with respect to a withdrawal from any multiemployer pension plan, and the Company Group does not have any knowledge of any event of condition which would cause any of the Company Group to incur any such withdrawal liability.

                 (f) Except as set forth in Schedule 3.16 of the Company Disclosure Schedule, no Company Plan exists which would result in the payment to any individual of any money or other property or rights or accelerate or provide any other rights or benefits to any individual as a result of the transactions contemplated by this Agreement.


         3.17 Environmental Matters. Except as set forth on Schedule 3.17 of the Company Disclosure Schedule:

                 (a) The Company has complied in all material respects with all applicable Environmental Laws and the requirements of any Approvals issued under such Environmental Laws. There are no past, pending or threatened Environmental Claims against or affecting the Company or any real property owned, encumbered at any time by or at any time operated by the Company including, without limitation any of the Collateral. There are no facts, circumstances, conditions or occurrences affecting any real property owned, encumbered at any time by or at any time operated by the Company or on any property adjoining or in the vicinity of any such real property that would reasonably be expected (i) to form the basis of an Environmental Claim against the Company or any such real property, or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any applicable Environmental Law.

                 (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any real property owned, encumbered at any time by or at any time operated by the Company where such generation, use, treatment or storage has violated any Environmental Law. Hazardous Materials have not at any time been Released on or from any real property where such Release has violated any applicable Environmental Law. There are not now any underground storage tanks located on any real property owned or currently operated by the Company.


         3.18             Employees; Labor Relations.


                 (a) Schedule 3.13 of the Company Disclosure Schedule contains a true and complete list of all contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of the Company's property and related matters of the Company with any current or former officer, director, employee, agent or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Purchaser. Schedule 3.18 of the Company Disclosure Schedule contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which the Company is obligated, and true and complete copies of all such agreements have been delivered to Purchaser. Except as set forth on Schedules 3.13 or
         3.18 of the Company Disclosure Schedule, neither Purchaser nor the Company will have any responsibility for continuing any Person in the employ (or retaining any Person as a consultant) of the Company from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of the Company at or prior to the Closing.

                 (b) The Company is not engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending against the Company or threatened against the Company, before the National Labor Relations Board or other governmental or regulatory authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or threatened against the Company, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or threatened against the Company and (iii) no union representation question existing with respect to the employees of the Company.

         3.19 Absence of Changes. Since the Balance Sheet Date, there has not been:

                 (a) Any change in the assets, Liabilities, financial condition, or operations of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not resulted, either individually or in the aggregate, in a Material Adverse Effect;

                 (b) Any change (individually or in the aggregate), except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty, or otherwise;

                 (c) Any waiver or compromise by the Company of a valuable right or of a debt owed to it;

                 (d) Any loans made by the Company to the Seller, the Shareholder, or any of the Company's employees, officers, directors, agents or consultants other than travel advances made in the ordinary course of business;

                 (e) Any extraordinary increases in the compensation of any of the Company's employees, officers, directors, agents or consultants;

                 (f) Any declaration or payment of any dividend or other distribution of the assets of the Company;

                 (g) Any issuance or sale by the Company of any shares of its capital stock or other securities;

                 (h) Any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect on the Company, or

                 (i) Any agreement or commitment by the Company to do any of the things described in this Section 3.19.


         3.20 Accounts Receivable and Notes Receivable. The accounts and notes receivable included in the Balance Sheet represent valid claims from bona fide transactions, incurred in the ordinary course of business, and no counterclaims or offsetting claims with respect to such receivables are pending or threatened. The Company maintains reserves for losses arising from the origination, servicing, foreclosure and liquidation of Mortgage Loans, securities positions, repurchase and reverse repurchase agreements to the extent the Company expects such losses may occur. There are no reserves as of the date of this Agreement, other than reserves with respect to DUS Loans, although the Company does not expect losses in the amount of such reserves.
All such reserves have been determined in accordance with generally accepted accounting principles consistently applied and are in the amounts shown in the Balance Sheet and are sufficient to meet all reserve requirements of Investors. Such reserves are reasonably adequate in all respects to provide for all expected losses and comply with all applicable requirements with respect thereto.


         3.21 Appropriateness of Payments. Neither the Company nor any of its directors, officers, agents, employees or other Person associated with or acting on behalf of the Company has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, including foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of account of the Company, (e) made or received any bribe, rebate, payoff, influence payment kickback or other unlawful payment, or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes.


         3.22 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.


         3.23 Banking. Schedule 3.23 of the Company Disclosure Schedule contains a true and complete list of the names and locations of all financial institutions at which the Company maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.


         3.24 Disclosures. Neither this Agreement nor any exhibit or schedule hereto, nor any report, certificate, or instrument furnished to any of the Purchaser, its special counsel or any other agent or representative of the Purchaser in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, including, without limiting the foregoing, the following information set forth on Schedule 3.24 of the Company Disclosure
Schedule:


                 (a) Bank reconciliations for all accounts which have exceptions greater than thirty days as at January 31, 1996;

                 (b) For each of WMF Group and WMF/Huntoon, the Fixed Asset Ledger as at December 31, 1995 and February 29, 1996;

                 (c) For each of WMF Group and WMF/Huntoon, the Servicing Advance (Principal, Interest, Taxes and Insurance) Aging Report as at February 29, 1996;

                 (d) For each of WMF Group and WMF/Huntoon, Owned Mortgage Loans and Servicing Portfolio Data Disks as of December 31, 1995 and February 29, 1996;

                 (e) For WMF Group, the Detail of Accounts Payable as at December 31, 1995 and February 29, 1996;

                 (f) For each of WMF Group and WMF/Huntoon, Delinquency Reports for all product types (quarterly for last two years);

                 (g) For each of WMF Group and WMF/Huntoon, Watch List with listing requirements (quarterly for last two years);

                 (h)      1996 Business Plan;

                 (i) For each of WMF Group and WMF/Huntoon, the Multifamily Pipeline Report as at December 31, 1995 and February 29, 1996;

                 (j) DUS Risk Management Report for December 1995 and February 1996;

                 (k) WMF Group Month-End Servicing Portfolio (including portfolio summary statistics) as at December 31, 1995 and February 29, 1996;

                 (l) WMF/Huntoon, Paige Associates Month End Portfolio (including portfolio summary statistics) as at December 31, 1995 and February 29, 1996;

                 (m) WMF Group's McCracken System information as at the Closing Date;

                 (n) WMF/Huntoon's FICS System information as at the Closing Date; and

                 (o) List of all properties secured by Mortgage Loans which receive the benefits of Section 8 project based housing assistance payments setting forth the percentage of units covered by such Section 8 contract and the termination date of such Section 8 contract as of March 15, 1996.

Neither the Seller nor the Shareholder knows of any information or fact that has or would have a Material Adverse Effect on the assets, business, prospects, or condition (financial or otherwise) of the Company that has not been disclosed to the Purchaser in writing.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                     CONCERNING LOANS AND SERVICING RIGHTS

         The Seller and the Shareholder, jointly and severally, hereby represent and warrant to the Purchaser as follows:

         4.1 Approved Issuer. WMF Group is a Fannie Mae approved DUS lender in good standing. WMF/Huntoon is a GNMA approved issuer in good standing. Each of WMF Group and WMF Huntoon is (i) a FHA-approved mortgagee,
(ii) a Fannie Mae and a Freddie Mac approved seller/servicer in good standing, and (iii) in full compliance with all of the material provisions contained in the applicable FHA, GNMA, Fannie Mae and Freddie Mac guides, any subsequent amendments in or to any of them, and all other applicable regulations and Investor requirements. Except as set forth on Schedule 4.1 of the Company Disclosure Schedule, neither the Company nor the Seller has at any time in the past received notice from any governmental, quasi-governmental or private agency of pending or threatened actions or investigations which would question the status of WMF Group or WMF Huntoon as an approved lender or issuer as provided in this Section 4.1. No outstanding claims exist against the Company (directly or indirectly) from or through the FHA, GNMA or any Investors (including, without limitation, claims under FHA multifamily co-insurance program). No event has occurred which, with the passage of time or the giving of notice, or both, would result in the loss by either WMF Group or WMF Huntoon of their qualification as an approved lender or issuer as set forth in this
Section 4.1 or of the Company or any officer, director or employee of the Company as a contractor or as a Person otherwise permitted to transact business with any such governmental, quasi-governmental or private agency.


         4.2     Owned Mortgage Loans and Mortgage Servicing Portfolio.


                 (a)      Description of Owned Mortgage Loans.  Set forth on
         Schedule 3.24 of the Company Disclosure Schedule is a complete and correct list, as of February 29, 1996, of all Owned Mortgage Loans, the aggregate unpaid principal of each Owned Mortgage Loan, the Investor and the PMI (if applicable) with respect to each Owned Mortgage Loan, the interest rate, maturity date, amendments, adjustment dates and terms (if applicable), debt service coverage ratios, loan to value ratios, lock-out dates, prepayment penalties, yield maintenance fees, servicing fees, current and previous default status (including, without limitation, workouts and threatened defaults), amounts of balloon payments, if any, due on maturity, descriptions of any additional Collateral beyond real property, fixtures and leases, and other material terms of each Owned Mortgage Loan, and all other information reasonably required by the Purchaser.

                 (b) Description of Mortgage Servicing Portfolio. Set forth on Schedule 3.24 of the Company Disclosure Schedule is a true and complete list, as of February 29, 1996, of each Investor with which the Company has a Mortgage Servicing Agreement, listing for each such Investor the Investor's name and the aggregate principal amount and number of Mortgage Loans subject to such Mortgage Servicing Agreement, the weighted average servicing rate, the unpaid principal balance, the overall interest payable by the borrower, the maturity date, amendments, adjustment dates and terms (if applicable), debt service coverage ratios, loan to value ratios, lock-out dates, prepayment penalties, yield maintenance fees, servicing fees, current and previous default status (including, without limitation, workouts and threatened defaults), amounts of balloon payments, if any, due on maturity, descriptions of any additional Collateral beyond real property, fixtures and leases, the applicable aggregate escrow balance under each such Mortgage Servicing Agreement, and other material terms, and listing for the Mortgage Servicing Portfolio interest rates by group and principal balances by age. The Seller has made available to the Purchaser true and complete copies of each Mortgage Servicing Agreement and all amendments, modifications and extensions thereof.

                 (c) Compliance. Each Originated Mortgage Loan, the related Loan Documents and Loan Files has complied with (i) all Legal Requirements applicable to such Mortgage Loan and (ii) the terms of any sales contracts with Investors by which the Mortgage Loans were transferred to the Investors ("Sales Agreements") and any schedule, statement or certificate furnished to the Investors pursuant to any of the Mortgage Servicing Agreements or the Sales Agreements. Except as described in Schedule 4.2(c) of the Company Disclosure Schedule, each Mortgage Loan (i) is evidenced by an enforceable note or other evidence of indebtedness and is subject to no defense, offset or counterclaim, and (ii) is secured by a duly recorded and enforceable first Mortgage. The Company has not assumed any obligations with respect to Non-Originated Mortgage Loans other than non-recourse servicing obligations. The Company has complied with all guidelines, procedures, rules and regulations of FHA, GNMA, Fannie Mae, Freddie Mac, Investors, PMIs (if any) and/or state banking authorities relating to the origination, underwriting and servicing thereof, which are applicable to the Company.

                 (d)      No Outstanding Charges.  Except as set forth on
         Schedule 4.2(d) of the Company Disclosure Schedule, all Taxes, governmental assessments, insurance premiums, PMI premiums, water, sewer and municipal charges, leasehold payments and ground rents which previously became due and owing with respect to any Collateral or REO have been paid, or an escrow of funds identified on Schedule 3.24 of the Company Disclosure Schedule has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except as set forth on Schedule 4.2(d), the Company has not advanced funds, directly or indirectly, for the payment of any amount required under the Loan Documents except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the due date of the first installment of principal and interest.

                 (e) Original terms Unmodified. Except as set forth in the Loan Documents or the Loan Files and identified on Schedule 4.2(e) of the Company Disclosure Schedule, the terms of each Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument, which written instrument has been recorded if recordation is necessary to protect the interests of the owner thereof. The substance of any such waiver, alteration or modification has been communicated to and approved in writing by (i) the relevant Investor and PMI (if any), to the extent required by the relevant Investor and PMI requirements, and (ii) the title insurer, to the extent required by the relevant policies, and its terms are reflected in the Loan Documents or the applicable Loan Files. Except as set forth in the Loan Documents or the Loan Files and identified on Schedule 4.2(e) of the Company Disclosure Schedule, the Company has not (i) subordinated the Lien of any Mortgage Loan to any other Mortgage or Lien, (ii) released any portion of the Collateral from the Lien of any Mortgage Loan or (iii) executed any instrument of release, cancellation or satisfaction with respect to any Mortgage Loan.

                 (f) Enforceability. Except to the extent that the enforceability may be affected by bankruptcy or other laws affecting the rights of creditors generally, each of the Originated Mortgage Loans and Loan Documents and, to the best of Seller's and Shareholder's knowledge, each Non-Originated Mortgage Loan, is enforceable in accordance with its terms and the exercise of any right thereunder will not render the Mortgage Loan or Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, and no such right of rescission has been asserted with respect thereto.

                 (g) No Recourse. Except as set forth on Schedule 4.2(g) of the Company Disclosure Schedule, and with respect to DUS Mortgage Loans, none of the Servicing Rights is subject to recourse against the Company for losses on liquidation of a Mortgage Loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events, and the Company has no obligation or recourse to any Person to which it may have sold or transferred any Mortgage Loans or Servicing Rights. For the purposes of this Section 4.2(g), "recourse" shall not include industry standard representations and warranties (such as those concerning title, zoning, etc.), except to the extent that such representations and/or warranties relate generally to economic performance (such as those included in the DUS program).

                 (h)      Condemnation and Casualty.  Except as set forth on
         Schedule 4.2(h) of the Company Disclosure Schedule, neither the Seller, the Shareholder nor the Company has any notice or knowledge of (i) any proceeding pending or threatened for the partial or total condemnation of any of the Collateral or that all or any part of the Collateral has been or will be condemned or (ii) any casualty affecting any portion of the Collateral.

                 (i) Doing Business. To the best knowledge of the Seller and the Shareholder, after diligent inquiry, all Persons which have had any interest in a Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state in which the Collateral is located, and (ii) (1) organized under the laws of such state, (2) qualified to do business in such state, (3) federal savings and loan associations or national banks having principal offices in such state, or (4) not doing business in such state. No act or acts by any Person which has had an interest in an Owned Mortgage Loan will render the Mortgage Loan or Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, and no such right of rescission has been asserted with respect thereto.

                 (j) Title Insurance. To the extent required by the applicable Investor, each Originated Mortgage Loan and, to the best of Seller's and Shareholder's knowledge, each Non-Originated Mortgage Loan is insured by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to the relevant Investor, containing such endorsements and affirmative insurance as is customary for similar transactions; each such title insurance policy is issued by a title insurer acceptable to the applicable Investor qualified to do business in the jurisdiction where the Collateral is located, and insures the originator and its successors and assigns as to the first priority Lien of the Mortgage in the original principal amount of the Mortgage Loan subject only to those Liens shown on the title policy and approved in writing by the Investor. The applicable Investor, as assignee of the originator's rights, is an insured of such lender's title insurance policy, and such lender's policy is in full force and effect. Neither the Company nor any prior servicer has committed or suffered any act or omission which would impair the coverage of such lender's policy.

                 (k) No Payment Defaults. Except as set forth on Schedule 4.2(k) of the Company Disclosure Schedule, there are no payment defaults under the Loan Documents nor any events which, with the giving of notice or the passage of time, or both, would constitute a payment default.

                 (l) Deeds of Trust. In the event a Mortgage Loan is secured by a deed of trust, all applicable requirements of law with respect to the trustee service under such deed of trust have been complied with or, if not complied with, can be cured solely by substituting trustees thereunder and by filing a substitution of trustee document in the appropriate filing or recording office.

                 (m) Insurance. The Collateral securing each of the Mortgage Loans has been covered by policies of hazard, builders' risk, all-risk property and flood insurance, to the extent required by all applicable Legal Requirements or Investor or PMI requirements applicable to such Mortgage Loan, all in a form usual and customary in the industry and all of which are in full force and effect, and all amounts due and payable under each policy have been, or will be, paid prior to the Closing Date. Any and all claims under such insurance policies have been submitted and processed in accordance with the applicable Investor requirements. The Company has not been informed of any uninsured casualty losses to the premises securing the Mortgage Loans or any casualty losses to such premises where coinsurance has been, or the Company has reason to believe will be, claimed by the insurance company or where the loss, exclusive of contents, is greater than the net recovery from the casualty insurance carrier. To the best knowledge of the Seller and the Shareholder, all damage with respect to which casualty insurance proceeds have been received by or through the Company has been repaired or is in the process of being repaired with such proceeds. Except as set forth in Schedule 4.2(m) of the Company Disclosure Schedule, the Company has not been informed nor does the Company have any independent knowledge that any property subject to a Mortgage has been or will be condemned in whole or in part.

                 (n) Mortgage Insurance. Each Mortgage Loan which is represented on Schedule 3.24 of the Company Disclosure Schedule to have FHA Insurance is insured under the National Housing Act. As to each contract of FHA mortgage insurance and each Mortgage Loan which is represented on Schedule 3.24 of the Company Disclosure Schedule to be insured by PMI, the Company has complied with all applicable provisions of the related insurance or guarantee contract and all applicable Legal Requirements, the insurance or guarantee is in full force and effect with respect to each Mortgage Loan or related obligation, and there does not exist any event or condition which currently, or but for the passage of time or the giving of notice or both, can result in a revocation, impairment or reduction of or set off with respect to any such insurance or guarantee.

                 (o) Escrow Accounts. Except as set forth on Schedule 4.2(o) of the Company Disclosure Schedule, the Company collects all escrows related to the Mortgage Loans. Except as set forth on
         Schedule 4.2(o) of the Company Disclosure Schedule, all escrow accounts have been maintained by the Company and, to the best of the Seller's and Shareholder's knowledge, all prior servicers in accordance with all applicable Legal Requirements and the requirements of Investors and PMIs, and in accordance with the Mortgage Servicing Agreements and the Loan Documents related thereto. Except as set forth on Schedule 4.2(o) of the Company Disclosure Schedule, the Company has credited to the account of mortgagors all interest required to be paid on any escrow account through the Closing Date. All escrow, custodial, and suspense accounts related to the Owned Mortgage Loans are held in the Company's name or the Investor's name by the Company.

         Schedule 4.2(o) of the Company Disclosure Schedule sets forth the correct account number and location of each escrow account.

                 (p) Title to Owned Mortgage Loans. The Company is the sole owner and holder of legal title to each of the Owned Mortgage Loans and no other Person has any interest in the Owned Mortgage Loan other than the applicable Investor.

                 (q)      Defaults Under FHA Loans. Except as set forth on
         Schedule 4.2(q), no defaults of any nature under the terms of any of the FHA Loans have occurred and are continuing or are reasonably expected by the Company to occur, which would entitle the Company to assign the FHA Loan to the FHA in exchange for mortgage insurance benefits.

                 (r) Letters of Credit. Set forth on Schedule 4.2(r) of the Company Disclosure Schedule is a complete and correct list of all letters of credit held by the Company, identifying for each the Investor or PMI, amount, expiration date, reason held, account party and other material information relating thereto. Each such letter of credit is irrevocable, unconditional, fully enforceable and satisfies all applicable Investor requirements.

                 (s) Original Notes. Except as identified on Schedule 4.2(s) of the Company Disclosure Schedule, the Company's warehousing lender or other Investor or a custodian therefor has physical possession of the executed original Mortgage Note for each Mortgage Loan, which Mortgage Notes are located in the location set forth in
         Schedule 4.2(s) of the Company Disclosure Schedule and are held in a fire-proof vault.

                 (t) Future Advances. Except as identified on Schedule 4.2(t) of the Company Disclosure Schedule, the Company is under no obligation to make any future advances under any of the Mortgage Loans. Except as identified on Schedule 4.2(t) which also identifies the source and amount of future funding, any mortgage amounts that may hereafter be required to be disbursed to the applicable borrower are held in escrow or other reserve accounts with or on behalf of the Company. All agreements to provide future funding from Investors are in full force and effect and the Seller and the Shareholder has no reason to believe, after diligent inquiry, that such funding will not be available as and when necessary.

                 (u) Zoning and Compliance. All of the real property and improvements included in the Collateral securing the Originated Mortgage Loans and, to the best of Seller's and Shareholder's knowledge, all of the real property and improvements included in the Collateral securing the Non-Originated Mortgage Loans comply in all material respects with all applicable zoning, land use, environmental and, to the best knowledge of the Seller and the Shareholder, after diligent inquiry, other Legal Requirements applicable to the property or the related borrower as well as any regulatory agreement or restrictive covenant affecting the Collateral.

                 (v) Usury. Each of the Originated Mortgage Loans and, to the best of Seller's and Shareholder's knowledge, each of the Non-Originated Mortgage Loans complies with or is exempt from applicable Legal Requirements pertaining to usury. The requirements of all applicable Legal Requirements governing consumer credit and truth-in-lending have been complied with respect to each Originated Mortgage Loan and to the best of Seller's and Shareholder's knowledge, with respect to each Non-Originated Mortgage Loan.

                 (w) Structural Defects. To the best knowledge of the Seller and the Shareholder, after diligent inquiry, there are no structural defects affecting any of the improvements included in the Collateral securing the Mortgage Loans, other than defects for which adequate reserves have been established by the borrower with the Company which are identified on Schedule 4.2(w) of the Company Disclosure Schedule.

                 (x) Financing Statements. The Company has filed or caused to be filed all necessary UCC financing statements, including all necessary extension statements, in the appropriate offices to perfect and maintain the first Lien security interest in all Collateral for which such filings are necessary.

                 (y) Purchases of Owned Mortgage Loans. Except as set forth on Schedule 4.2(y) of the Company Disclosure Schedule, there exists a binding contract or agreement providing for the purchase of each of the Owned Mortgage Loans by an Investor; each such contract or agreement is in full force and effect; there exists no basis upon which any of such Investors could refuse to purchase any of the Owned Mortgage Loans pursuant to such contracts or agreements; and neither the Seller nor the Shareholder has any reason to believe, after diligent inquiry, that any of the Owned Mortgage Loans will not be purchased by the applicable Investors in due course in accordance with such contracts or agreements.

                 (z)      Prior Claims Experience.  Except as set forth on
         Schedule 4.2(z) of the Company Disclosure Schedule, the Company has never been required to re-purchase any Mortgage Loan and has never been subject to any surcharge or experienced any deduction from the amount of any claim that it has presented for mortgage insurance, guarantee or similar benefits with respect to any defaulted Mortgage Loan.

                 (aa)     The Company has no Flow Servicing Agreements.

                 (bb) Attached hereto as Schedule 4.2(bb) of the Company Disclosure Schedule are true and complete lists, as of March 31, 1996, of (i) all outstanding loan commitments, other than repurchase obligations under Mortgage Servicing Agreements and purchase obligations made by the Company, (ii) any commitments made by Investors to purchase Mortgage Loans from the Company (or to guarantee and purchase mortgage-backed securities with respect thereto), (iii) the discount/purchase price of each of the Investor commitments, and (iv) all future and option contracts.

                 (cc) Except as set forth in Schedule 4.2(cc) of the Company Disclosure Schedule, the Company owns the entire right, title and interest in and to the servicing of each Mortgage Loan in the Mortgage Servicing Portfolio and the sole right to service such Mortgage Loans subject to the Mortgage Servicing Agreements, free and clear of all Liens. Except as set forth in Schedule 4.2(cc) of the Company Disclosure Schedule, the Company has the full right, power and authority to enter into and consummate this Agreement without any negative impact on any of the Mortgage Servicing Agreements and to sell the Servicing Rights under the Mortgage Servicing Agreements, including the Servicing Rights to the Mortgage Loans in the Mortgage Servicing Portfolio and the Company is not obligated to sell all or any part of same to any other party.

                 (dd) Except as set forth in Schedule 4.2(dd) of the Company Disclosure Schedule, the Company has not received notice of a servicing impropriety for any Mortgage Loan in the Mortgage Servicing Portfolio, and each Mortgage Loan serviced by the Company has been properly serviced and accounted for in all respects in accordance with standard industry practices. To the extent that any applicable Legal Requirement in any jurisdiction or of FHA, GNMA, Fannie Mae, Freddie Mac, PMI or HUD requires the payment of interest on escrow accounts by the Company with respect to any particular Mortgage Loan, all such interest has been properly paid. All amounts payable in respect of a Mortgage Note, Mortgage, or the property covered by a Mortgage which the Company is responsible for paying, directly or on behalf of a mortgagor, have been paid when due and payable. All pools for which the Company is responsible are in compliance with all applicable GNMA, Fannie Mae, Freddie Mac and Investor requirements, procedures, rules, regulations and guidelines. The custodial files for each Mortgage Loan will contain upon the Closing Date all items required by all applicable GNMA, Fannie Mae, Freddie Mac or Investors requirements, procedures, rules, regulations and guidelines for the certification of such pools. Except as set forth in Schedule 4.2(dd) of the Company Disclosure Schedule, all GNMA pools have been certified, in accordance with the GNMA Mortgage-Backed Securities Guide, and are recertifiable. The securities backed by such pools are issued on uniform documents in accordance with the applicable GNMA, Fannie Mae or Freddie Mac requirements, procedures, rules, regulations and guidelines. The principal balances outstanding and owing on the Mortgage Loans in each pool equal or exceed the amounts owing to the security holders of each pool.

                 (ee) Each Mortgage Servicing Agreement is valid, binding and enforceable in accordance with its terms. The Company has serviced all Mortgage Loans in accordance with all applicable Investor requirements. There are no pending or threatened claims by any Investor against the Company relating directly or indirectly to any Mortgage Loan or any

         Mortgage Servicing Agreement. The Company has no notice of any default by other parties under any Mortgage Servicing Agreement or Flow Servicing Agreement. No material default of the Company exists under any Mortgage Servicing Agreement or Flow Servicing Agreement, including any default arising with notice or lapse of time, or both.

                 (ff) Each Mortgage Loan File is complete in all material respects, and all monies received with respect to each Mortgage Loan have been properly accounted for and applied. There are no Defects in any Mortgage Loan File, Mortgage Loan or pool.

                 (gg) Except as set forth in Schedule 4.2(gg) of the Company Disclosure Schedule, the Company has received no notice from the FHA or a PMI disclaiming liability on the insurance or guaranty of any Mortgage Loan in the Mortgage Servicing Portfolio, and neither the Seller nor the Shareholder has any knowledge, after diligent inquiry, of any facts or circumstances which if disclosed to any such entities would result in such a disclaimer of liability.

                 (hh) The Company has properly conducted, in all material respects, an escrow analysis for each Mortgage Loan within the 12 month period immediately preceding the Closing Date. All books and records with respect to each such Mortgage Loan are in good condition and are adjusted to reflect properly the results of the escrow analysis. The Company has delivered notification to the mortgagor under each such Mortgage Loan of all payment adjustments resulting from such escrow analysis.

                 (ii) All Mortgage Loans with adjustable rates, if any, have been timely and appropriately adjusted, in all material respects, and the mortgagors appropriately advised where it is the obligation of the Company to do so. All buydown funds with respect to such Mortgage Loans have been properly applied. All real estate taxes, assessments and similar charges due in respect of the property covered by each such Mortgage Loan having an impound account administered by the Company are current.

                 (jj) No amounts are owing to HUD or any other entity with respect to Mortgage Loans in the Mortgage Servicing Portfolio for overpaid subsidies, except in the ordinary course of business and in an amount which in the aggregate is less than $20,000. No amounts are owing to the Company by mortgagors or anyone else with respect to Mortgage Loans in the Mortgage Servicing Portfolio for overpaid subsidies.


         4.3 Real Estate Owned. The Company does not hold any REO and no properties are in foreclosure by the Company.

                                  ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE SELLER

         The Seller and the Shareholder, jointly and severally, hereby represent and warrant to the Purchaser as follows:

         5.1 Ownership of the Shares. The Seller owns of record and beneficially all of the Shares and has, and at all times prior to and as of the Closing Seller will have, good and marketable title to such Shares free and clear of all Liens.


         5.2 Delivery of Good Title. Upon delivery of the Shares to be sold by Seller hereunder and payment of the Purchase Price therefor pursuant to the terms of this Agreement, Purchaser will have good and marketable title to such Shares at Closing free and clear of all Liens.


         5.3 Organization; Standing and Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Bermuda. The Seller has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to execute, deliver and perform its obligations under this Agreement and all Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Copies of the Certificate of Incorporation and By-laws of the Seller heretofore delivered to the Purchaser are accurate and complete as of the date hereof.


         5.4 Capitalization. The authorized capital stock of the Seller, the validly issued and outstanding, fully paid and nonassessable shares of the capital stock of the Seller, and the holders of record of the capital stock of the Seller are as set forth on Schedule 5.4 of the Seller Disclosure Schedule.


         5.5 Authority; Noncontravention. The execution, delivery, and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and constitute legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles. The execution of and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their provisions by the Seller will not violate any Legal Requirement applicable to the Seller and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or violate or constitute a default under (with or without notice or passage of time or both) or otherwise give any Person a basis for accelerated or increased rights of termination or nonperformance under, or require a consent or waiver under, its Certificate of Incorporation or By- Laws (each as amended to date and presently in effect) or any indenture, lease, agreement, Lien or other instrument or arrangement to which the Seller is a party or by which it or any of its properties is bound or affected. Schedule 3.4 of the Seller Disclosure Schedule sets forth a list of all indentures, leases, agreements, Liens, licenses, permits and other instruments requiring the consent, approval or waiver of any Person to any of the transactions contemplated hereby.


         5.6 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority is required on the part of the Seller in connection with the execution and delivery of this Agreement, the offer, sale, and delivery of the Shares, or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except as set forth on
Schedule 5.6 of the Seller Disclosure Schedule.


         5.7 Litigation. Except as set forth on Schedule 5.7 of the Seller Disclosure Schedule, there is no action, suit, or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Seller's knowledge, any basis therefor or threat thereof, against the Seller, that questions the validity of this Agreement or the right of the Seller to enter into or perform its obligations under this Agreement or any Ancillary Agreement, nor is there any litigation pending, or any basis therefor or threat thereof, against the Seller by reason of the past employment relationships of any of the Seller's employees, the proposed activities of the Seller, or negotiations by the Seller with possible investors in the Seller. There is no outstanding judgment, order, decree, stipulation, or injunction of any governmental entity against or affecting the Seller or its assets or its business or any of its officers, directors, or employees with respect to the Seller's business.


         5.8 Taxes. The amount shown in the Financial Statements as the provision for taxes is sufficient in all material respects for payment of all accrued and unpaid federal, state, county, local, and foreign taxes for the period then ended and all prior periods. The Seller has filed or has obtained presently effective extensions with respect to all Federal, state, county, local, and foreign tax returns that are required to be filed by it, such returns are true and correct and all taxes shown thereon to be due have been timely paid with exceptions not material to the Seller. Federal income Tax Returns of the Seller have not been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the best knowledge of the Seller, threatened. The Seller's net operating losses for federal income tax purposes, as set forth in the Financial Statements, are not subject to any limitations imposed by Section 382 of the Code, and consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment, contingent or otherwise, to which the Seller is a party or by which it is otherwise bound will not have the effect of limiting the Seller's ability to use such net operating losses in full to offset such taxable income.


         5.9 Investment. Each of the Seller and the Shareholder understands that the NHPI Shares are being issued to the Seller in compliance with the exemption in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering and similar exemptions under applicable state law. The Seller is an "accredited investor" as defined in Rule 501(a)(3) of the regulations promulgated pursuant to the Securities Act, owns assets in excess of $5,000,000, and was not formed for the purpose of acquiring NHPI Shares. The Seller is acquiring the NHPI Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the exhibits and schedules hereto, the Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for the disposition thereof.


         5.10 Experience. The Seller has carefully reviewed the representations concerning the Purchaser contained in this Agreement, has read all reports and other disclosure documents filed by the Purchaser with the Securities and Exchange Commission pursuant to the Securities Act and the Exchange Act which it deems necessary and appropriate, and has made detailed inquiry concerning the Purchaser, its business, and its personnel; the officers of the Purchaser have made available to the Seller any and all written information that it has reasonably requested and have answered to the Seller's satisfaction all inquiries made by the Seller; and the Seller has adequate net worth and means of providing its current needs and contingencies to sustain a complete loss of its investment in the Purchaser, the Seller's investment in the NHPI Shares will not cause the Seller's overall commitment to investments that are not readily marketable to be disproportionate to its net worth.


                                  ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                           CONCERNING THE SHAREHOLDER

         The Shareholder hereby represents and warrants to the Purchaser as follows:

         6.1 Authority; Noncontravention. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Shareholder and constitute valid and binding obligations of the Shareholder enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles. The execution of and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their provisions by the Shareholder will not violate any Legal Requirement applicable to the Shareholder and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or violate or constitute a default under, or require a consent or waiver under any indenture, lease, agreement, Lien or other instrument or arrangement to which the Shareholder is a party or by which he or any of his properties is bound. The Shareholder has the rights to receive all payments on the Notes, is the sole payee on the Notes and is identified as such on the face of the Notes, has the authority and power to amend the Notes, and any amendments thereof as set forth in this Agreement shall be valid, binding and enforceable in accordance with their respective terms.


         6.2 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority is required on the part of the Shareholder in connection with the execution and delivery of this Agreement or the other transactions to be consummated at the Closing, as contemplated by this Agreement.


         6.3 Litigation. Except as set forth on Schedule 6.3 of the Shareholder Disclosure Schedule, there is no action, suit, or proceeding, or governmental inquiry or investigation, pending, or any basis therefor or threat thereof, against the Shareholder, that questions the validity of this Agreement or the right of the Shareholder to enter into it or which may otherwise prevent or delay the consummation of the transactions contemplated hereby.


                                 ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES
                            CONCERNING THE PURCHASER

The Purchaser hereby represents and warrants to the Seller and the Shareholder as follows:

         7.1 Organization; Standing and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.


         7.2 Investment. The Purchaser understands that the Shares have been issued without registration under the Securities Act or the securities laws of any jurisdiction and that the resale or transfer of such Shares may be restricted by federal and state securities laws. The Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the exhibits and schedules hereto, the

Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for the disposition thereof.


         7.3 Experience. The Purchaser has carefully reviewed the representations concerning the Seller contained in this Agreement and has made detailed inquiry concerning the Seller, its business, and its personnel; the officers of the Seller have made available to the Purchaser any and all written information that it has reasonably requested and have answered to the Purchaser's satisfaction all inquiries made by the Purchaser; and the Purchaser has adequate net worth and means of providing its current needs and contingencies to sustain a complete loss of its investment in the Seller.


         7.4 Authority; Noncontravention. The execution, delivery, and performance by the Purchaser of this Agreement and the Ancillary Agreements, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles. The execution of and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their provisions by the Purchaser will not violate any Legal Requirement applicable to the Purchaser and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or violate or constitute a default under (with or without notice or passage of time or both) or otherwise give any Person a basis for accelerated or increased rights of termination or nonperformance under, or require a consent or waiver under, its Certificate of Incorporation or By- Laws (each as amended to date and presently in effect) or any indenture, lease, agreement, Lien or other instrument or arrangement to which the Purchaser is a party or by which it or any of its properties is bound or affected, where any such violation, conflict, breach, default, failure to obtain a consent or waiver would have a Material Adverse Effect on the Purchaser.


         7.5 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement, the purchase of the Shares, or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except as set forth on Schedule 7.4 of the Purchaser Disclosure Schedule.

                                 ARTICLE VIII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, or the waiver by the Purchaser, of each of the following conditions on or before the Closing
Date:

         8.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Articles III, IV, V and VI shall be true and correct on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.


         8.2 Restraints or Prohibitions. There shall not be instituted and pending or threatened any action or proceeding by or before any judicial, governmental or regulatory entity or Investor (i) challenging the acquisition of the Shares by the Purchaser or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by the Purchaser of all or a material portion of the business or assets of the Company, or to compel the Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or the Purchaser.


         8.3 Compliance with Covenants. The Seller and the Shareholder shall have complied with all covenants and agreements and satisfied all conditions on their part to be performed or satisfied pursuant to the terms of this Agreement and any Ancillary Agreement on or prior to the Closing Date.


         8.4 Due Investigation. The Purchaser shall have concluded (through its representatives, accountants, counsel and other experts) an investigation of the business, condition (financial and other), properties, assets, prospects, operations and affairs of the Company and shall be satisfied, in its sole discretion, with the results thereof.


         8.5 Consents and Approvals. All consents from third parties, including from any judicial, governmental or regulatory entity, Investor, landlord or other Person, necessary for the consummation of the transactions contemplated hereby, shall have been obtained, including, without limiting the generality of the foregoing:


                 (a) the approval of Fannie Mae to permit the Company to make DUS Loans to the Purchaser and its subsidiaries and affiliates following the Closing; and

                 (b) the consent of the warehousing lender to continue the warehousing lending facility upon the consummation of the transactions contemplated hereby.

         8.6 HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.


         8.7 Litigation. No suit, action, investigation or other proceeding shall be pending or threatened by or before any court or governmental or regulatory entity which could reasonably be expected to adversely affect the ability of the Seller or the Shareholder to consummate the transactions contemplated hereby or result in a Material Adverse Effect on the Company.


         8.8 Board Approval. The Board of Directors of Purchaser shall have authorized and approved this Agreement and the transactions contemplated hereby.


         8.9 No Material Adverse Change. No act, event or condition shall have occurred after the date hereof which Purchaser determines has had or could have a Material Adverse Effect.


         8.10 Opinion of Counsel. The Purchaser shall have received (i) an opinion from Krooth & Altman, counsel for the Company and the Shareholder and
(ii) an opinion from Appleby, Spurling & Kempe, counsel for the Seller and the Shareholder, dated the Closing Date, addressed to the Purchaser, in a form satisfactory to the Purchaser and its counsel.


         8.11 Update Schedules. Prior to or on the Closing Date, the Seller and the Shareholder will update to a date not more than three Business Days before the Closing and disclose to the Purchaser in writing any information which would have been required to be included in the Schedules referred to in Articles III, IV, V and VI and was not provided prior hereto; provided, however, that the disclosure of any untrue statement or omission shall not prevent the Purchaser from terminating this Agreement pursuant to Section 13.1(b) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement.


         8.12 Certificates and Documents. The Seller shall have delivered to special counsel to the Purchaser:


                 (a) The Certificate of Incorporation of the Seller, the Company and each of the Company's Subsidiaries, as amended and in effect prior to the Closing Date, certified by the appropriate governmental authority;

                 (b) Certificates, as of the most recent practicable dates, as to the corporate good standing of the Seller, the Company and each of its Subsidiaries issued by the appropriate governmental authority confirming such good standing on or immediately prior to the Closing Date;

                 (c) By-laws of the Seller, the Company and each of its Subsidiaries, certified by its Secretary or Assistant Secretary as of the Closing Date;

                 (d) Resolutions of the Board of Directors of the Seller and the Company, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Seller as of the Closing Date; and

                 (e) All other documents and instruments concerning the Company, the Company's Subsidiaries, the Seller and the Shareholder as the Purchaser may reasonably request.

         8.13 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Seller.


         8.14 Compliance Certificate. The Seller and the Shareholder shall have delivered to the Purchaser a certificate, executed by the President of the Seller, the President of Commonwealth and Sheik Mohammed A. Al-Tuwaijri, dated the Closing Date, certifying to the fulfillment of the conditions specified in subsections 8.1, 8.2, 8.3, 8.5, 8.7, 8.10 and 8.12 of this Agreement.


         8.15 Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.


         8.16 Right to Cure. The Purchaser shall have the right, but not the obligation, exercisable in its sole discretion, to take any action on behalf of the Seller or the Shareholder, which the Purchaser deems necessary or desirable to satisfy any of the conditions set forth in this Article VIII; provided, however, that by taking any such action the Purchaser shall not be deemed to have waived any right or remedy for any breach by the Seller or the Shareholder hereunder available to the Purchaser.

                                  ARTICLE IX

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLER

         The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment, on or before the Closing Date, of each of the following conditions:

         9.1 Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser contained in Article VII shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.


         9.2 Opinion of Counsel. The Seller shall have received an opinion from Swidler & Berlin, Chartered, counsel for the Purchaser, dated the Closing Date, addressed to the Seller, concerning Section 7.4 in a form satisfactory to the Purchaser and its counsel.


         9.3 HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.


                                  ARTICLE X

                  COVENANTS OF THE SELLER AND THE SHAREHOLDER

         10.1 Inspection. The Seller shall permit the Purchaser, or any authorized representative thereof, to visit and inspect the properties of the Seller and the Company, including their respective corporate and financial records, and to discuss their businesses and finances with officers of the Seller and/or the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.


         10.2 Conduct of Business Pending the Closing. The Seller and the Shareholder covenant and agree, jointly and severally, that, prior to the Closing, unless the Purchaser shall first otherwise agree in writing or as otherwise expressly contemplated by this Agreement:


                 (a) The Company shall conduct its business, or take any action, only in the ordinary course of business and consistent with past practices, and shall use its best efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships, to maintain all of its properties in useful and good condition, and to continue to be covered to the fullest extent under the insurance policies carried by the Company, including, without limitation, public liability and property damage insurance in effect with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies;

                 (b) The Company shall comply promptly with (i) all Legal Requirements applicable to its business or operations and (ii) all contracts, commitments and other agreements and instruments to which it is a party.

                 (c) The Company shall not, directly or indirectly, do any of the following: (i) except in the ordinary course of business and consistent with past practice, sell, pledge, license, lease dispose of or encumber any assets, tangible or intangible, or any interest therein, of the Company (including, without limitation, any indebtedness owned or any claims held); (ii) whether or not in the ordinary course of business or consistent with past practice, sell or dispose of any material assets of the Company; (iii) amend its articles of incorporation or by-laws or similar organizational documents; (iv) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock; (v) redeem, purchase or otherwise acquire any of its capital stock; (vi) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or (vii) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment, understanding or arrangement to do any of the foregoing;

                 (d) The Company shall not, directly or indirectly, (i) issue, sell, pledge or dispose of, or authorize, propose or agree to the issuance, sale, pledge or disposition of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock outstanding on the date hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof, or make any investment in any entity, either by purchase of stock or securities, contributions to capital, property transfer or purchase of any property or assets, other than cash management transactions in the ordinary course of business and consistent with past practice; (iii) except in the ordinary course of business and consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances; (iv) authorize, recommend or propose any change in its capitalization (other than the incurrence of indebtedness otherwise permitted hereunder) or restructure or refinance any indebtedness; (v) modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice; or (vi) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

                 (e) The Company shall not (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any applicable Legal Requirement or
         (b) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee, consultant or agent of the Company;

                 (f) The Company shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for non-performance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral. The Company shall refrain from becoming a party to any contract, or commitment other than in the ordinary course of business and consistent with past practice. The Company shall meet all of its contractual obligations in accordance with their respective terms;

                 (g) The Company shall not purchase or enter into any contract to purchase any capital assets except to the extent approved in writing by the Purchaser;

                 (h) The Company shall use its best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof;

                 (i) The Company shall not make any change in the accounting principles, practices, methods or policies followed by it or depreciation or amortization policies or rates heretofore adopted by it;

                 (j) The Company shall not cancel, compromise, release or discharge any claim of the Company upon or against any Person or waive any right of the Company of material value, and not discharge any Lien upon any asset of the Company or compromise any debt or other obligation of the Company to any Person other than Liens, debts or obligations with respect to current liabilities of the Company;

                 (k) The Company shall not institute, settle or agree to settle any action or proceeding;

                 (l) The Seller and the Shareholder shall comply promptly with all applicable Legal Requirements imposed upon them with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Purchaser in connection with any such requirements imposed upon the Purchaser or upon any of its affiliates in connection therewith or herewith;

                 (m) The Seller and the Shareholder shall promptly advise Purchaser orally and, within three Business Days thereafter, in writing of any event or circumstance that has had or may have a Material Adverse Effect upon the Company or may adversely affect the consummation of the transactions contemplated hereby ;

                 (n) The Seller and the Shareholder shall deliver to the Purchaser prior to the Closing a written statement disclosing any untrue statement in this Agreement or any schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent the Purchaser from terminating this Agreement pursuant to Section 12.1(c) hereof at any time at or prior to the Closing in respect of any untrue or misleading statement; and

                 (o) Neither the Company, the Seller nor the Shareholder shall take, or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Articles III, IV, V or VI untrue or incorrect in any material respect.

         10.3 Third Party Consents. With respect to provisions in any Mortgage Servicing Agreements pursuant to which an Investor may terminate such arrangements with or without a termination fee because of the transactions contemplated herein, Seller shall, prior to the Closing Date, promptly notify each such Investor and use its best efforts to secure the consents or waivers of objections in writing to the transactions contemplated herein with respect to the servicing rights for the Mortgage Loans owned by such parties; provided, however, that no contract, including any Mortgage Servicing Agreement, shall be amended in order to obtain any such consent, approval, authorization, waiver or otherwise without first obtaining the written approval of the Purchaser. Prior to the Closing Date, the Seller shall furnish or cause the Company to obtain all required Approvals, including without limitation, those of FHA, GNMA, Fannie Mae, Freddie Mac, other Investors and lessors, as may be required in order to enable the Seller to perform its obligations hereunder. All of the fees and costs required to secure the foregoing shall be paid by the Seller.


         10.4 GNMA, FHA, Fannie Mae, Freddie Mac and Other Approvals. Immediately after the execution of this Agreement, the Seller shall cause the Company to obtain any required Approvals of FHA, GNMA, Fannie Mae, Freddie Mac and all other Investors to the transactions contemplated by this Agreement. The Seller shall have the responsibility to cause the Company to do all things necessary or appropriate to secure such approvals. For purposes of compliance with FHA, GNMA, Fannie Mae, Freddie Mac and other Investor requirements, the transfer dates shall be deemed to occur upon Closing, unless the requirements, procedures, rules, regulations and guidelines of FHA, GNMA, Fannie Mae, Freddie Mac and any other Investors shall otherwise require. The Seller shall cause the Company to follow any applicable servicing transfer provisions set forth in applicable handbooks published by FHA, GNMA, Fannie Mae and Freddie Mac.


         10.5 Delivery of Disclosure Schedules. As soon as possible after the execution hereof, but in all events prior to 5:00 p.m. Washington, D.C. time on March 28, 1996, the Seller and the Shareholder shall cause to be delivered to the Purchaser true copies of the definitive Company Disclosure Schedule, Seller Disclosure Schedule and Shareholder Disclosure Schedule completing any schedules not delivered upon execution hereof. The Purchaser shall have a period up to and including the Closing Date to review such schedules to determine whether they are satisfactory in form and/or content, in the Purchaser's sole discretion. In the event that the Purchaser determines, in its sole discretion, that the definitive schedules are satisfactory, this covenant shall be deemed satisfied. In the event the Purchaser does not determine, in its sole discretion, that the definitive schedules are satisfactory, the Purchaser may terminate this Agreement, without any further liability hereunder.


         10.6 Post-Closing Delivery of Disclosure Schedules. Prior to 5:00 p.m. Washington, D.C. time on April 25, 1996, the Seller and the Shareholder shall cause to be delivered to the Purchaser copies of the documents set forth in Section 3.24 which provide true, complete and definitive information on the Company as of March 31, 1996. The Purchaser shall cooperate with the Seller and the Shareholder in complying with the time frame set forth herein.


         10.7 Competing Offers; Merger or Liquidation. The Seller and the Shareholder each agree that they will not, and will cause the Company not to, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate or encourage the submissions of bids, offers or proposals by, any Person with respect to an acquisition of the Company or all or any portion of its business assets or capital stock or a merger or similar transaction, and neither the Seller nor the Shareholder will, nor will they permit the Company to, engage any broker, financial adviser or consultant with an incentive to initiate or encourage proposals or offers from other Persons. Furthermore, neither the Seller nor the Shareholder shall, nor shall they permit the Company to, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than the Purchaser and its representatives. The Seller and Shareholder shall ensure that the Company shall not commence any proceeding to merge, consolidate or liquidate or dissolve or obligate itself to do so.


         10.8 Post-Termination Employment. The Seller and the Shareholder each acknowledge and agree that after the Closing (a) neither the Purchaser nor the Company shall be required to employ or retain any employee of the Company or any other Person, and (b) the Purchaser, in its sole and absolute discretion, may cause the Company to retain all, some, or none of such employees.

                                  ARTICLE XI

                        OTHER COVENANTS AND INDEMNITIES


         11.1 Reasonable Efforts and Certain Obligations. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to fulfill its obligations under this Agreement, to cause the fulfillment of the conditions set forth in Articles VIII and IX and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof. The Seller shall, at its own expense, obtain all Approvals and give all notices necessary for transfer of the Shares and the Servicing Rights to the Purchaser. The Seller shall be responsible for all transfer costs and expenses imposed by Investors in connection with the transfer of the Shares and the Servicing Rights, including, without limitation, the cost of obtaining Investor transfer consents and approvals (if required), but not including assignments of Mortgages. The Seller shall be responsible, at its sole cost and expense, for the certification, within the time period required by the applicable Investor, of all pools formed by the Company prior to the Closing Date. In addition, the Seller shall repurchase, in accordance with Section 11.2 hereof, any Mortgage Loans which prevent a pool from being certified within the time period required by the applicable Investor. The Seller shall promptly furnish financial statements and other information to the Purchaser and to other Persons as may be reasonably necessary to obtain the waivers, consents, releases, extensions, licenses or approvals described in this Section 11.1.


         11.2    Certain Tax Matters.


                 (a) Returns to be filed by the Seller. The Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns that are required to be filed respecting the Company for all taxable periods ending on or before the Closing Date.

                 (b) Tax Liability of the Seller. The Seller shall pay or cause to be paid and shall be liable for all Taxes due and payable by the Company on or before the Closing Date.

                 (c)      Tax Liability of the Purchaser.   The Purchaser shall
         pay or cause to be paid and shall be liable for all Taxes due and payable by the Company for periods commencing after the Closing Date and shall be entitled to all refunds received after the Closing Date.

                 (d) Cooperation and Assistance. Each party hereto shall provide the other with such assistance as may reasonably be requested by the requesting party in connection with the preparation and filing of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes of the

         Purchaser, the Company or the affiliated group of which the Company and the Seller have been a part, including but not limited to, making available all books and records relating thereto and all employees having knowledge of the matters concerned and in resolving all disputes and audits with respect to all taxable periods relating to Taxes; provided, however, that the out-of-pocket costs for such assistance shall be paid by the requesting party.

                 (e) Tax Sharing Agreements. Any Tax sharing agreements between the Seller and the Company will be terminated as to such entities as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                 (f) Tax Indemnification. The Seller and the Shareholder, jointly and severally, shall indemnify the Purchaser and its affiliates (including the Company) and their respective officers, directors, employees and agents and hold them harmless from and against all Liabilities for Taxes of the Company for which the Seller is liable as provided in Section 11.2(b) and all Liabilities for reasonable legal fees and expenses attributable to any item. The provisions of this Section 11.2(f) shall not be construed as the Purchaser's or the Seller's or their respective affiliates' exclusive remedy for the matters covered hereby, and such party or any affiliate may elect to seek indemnification instead under any other provision of this Agreement for all or any part of the matters covered hereby or to pursue any other remedy that may be available.


                                  ARTICLE XII

                    REMEDIES FOR BREACHES OF THIS AGREEMENT

         12.1 Investigations; Survival of Representations and Warranties and Covenants. Each of Representations and Warranties shall not be deemed waived or otherwise affected by any investigation and shall survive the Closing and remain in full force and effect until the later of the date of final resolution of any claims timely made under this Agreement with respect to any such Representation and Warranty or the third anniversary thereof (the "Warranty Period"); provided that with respect to the Representations and Warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 5.1, 5.2, 5.3, 5.4, 5.5, 6.1, 6.2 and 6.3
the ("Indefinite Term Warranties"), the Warranty Period shall be indefinite. This Section 12.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the date hereof.


         12.2    Indemnification.


                 (a) Subject to Section 12.5, the Seller and the Shareholder, jointly and severally, hereby indemnify, defend and hold harmless the Purchaser and each of its respective subsidiaries (including, from and after the Closing Date, the Company and its Subsidiaries), affiliates, directors, officers and employees (collectively, the "Indemnified Purchasers"), and shall reimburse the Indemnified Purchasers for, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities and Expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, imposed on or incurred by the Indemnified Purchasers, or any of them, directly or indirectly, by reason of:

                          (i) any breach or alleged breach by the Seller or the Shareholder of any of the Representations and Warranties contained in this Agreement; or

                          (ii) any failure or alleged failure by the Seller or the Shareholder to perform any covenant, undertaking or obligation hereunder.

                 (b) The Purchaser shall indemnify, defend and hold harmless the Seller and the Shareholder and each of their respective subsidiaries, affiliates, directors, officers and employees (collectively, the "Indemnified Sellers"), and reimburse the Indemnified Sellers for, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities and Expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, imposed on or incurred by the Indemnified Sellers, or any of them, directly or indirectly, by reason of:

                          (i) any breach or alleged breach by the Purchaser of any of the Representations and Warranties contained in this Agreement; or

                          (ii) any failure or alleged failure by the Purchaser to perform any covenant, undertaking or obligation hereunder.

         12.3 Measurement of Damages. In computing the amount of losses, claims, damages, liabilities, costs and counsel fees and other expenses described under Section 12.2, the amount of any insurance payments received by such indemnifying party for such expenses net of any costs or deductions shall be deducted therefrom.


         12.4    Defense.


                 (a) If any action or claim shall be brought or asserted against any Indemnified Sellers under this Article XII, or any successors thereto in respect of which indemnity may be sought under this Article XII, the Indemnified Seller: (i) may assume the defense thereof, including the employment of counsel; and (ii) shall immediately notify the Purchaser, who shall assume the payment of all reasonable expenses of such defense. The Purchaser shall have the right to employ separate counsel in any such action and participate in the defense thereof.

                 (b) If any action or claim shall be brought or asserted against any Indemnified Purchasers under this Article XII, or any successors thereto in respect of which indemnity may be sought under this Article XII, the Indemnified Purchaser: (i) may assume the defense thereof, including the employment of counsel; and (ii) shall immediately notify the Seller and the Shareholder, who shall assume the joint and several obligation to pay all reasonable expenses of such defense.

         12.5    Remedies.


                 (a) With respect to those monetary claims, demands or other actions arising pursuant to those Representations and Warranties enumerated in Sections 12.1 other than the Indefinite Term Warranties, except as provided in Section 2.5, the sole and exclusive means by which the Purchaser or any Person or party in Pari Causa therewith may seek recovery from the Seller and the Shareholder pursuant to such claims, demands or other actions shall be by claiming rights to assets held under to the Escrow Fund (taking into account the deductibles as provided in Section 2.6); provided, however, that in the event that one or more Notices of Claim have been filed pursuant to the terms of the Escrow Agreement in any Warranty Year, the Purchaser shall be indemnified by the Seller and the Shareholder pursuant to the terms of
         Section 12.2 hereof but only to the extent of any remaining Escrow Fund plus the market value of any assets thereafter released from the Escrow Account (the value of which assets shall be determined with respect to the NHPI Shares by multiplying the number of NHPI Shares released by last reported closing sales price for common stock of the Purchaser on the Nasdaq Stock Market on the date such shares are released from the Escrow Account, or, if not a trading day, on the immediately preceding trading day) prior to the final resolution of any claims which are the subject of any such Notice of Claim.

                 (b) Notwithstanding anything to the contrary in this Agreement, the Indefinite Term Warranties shall not result in any liability to the Shareholder (except in to the extent of his interest in the Escrow Fund) to the extent that such liability results from Beverly Hills Securities Company, Ltd., a Florida limited partnership (also known as Beverly Hills Securities Company, L.P.), being deemed a Subsidiary of the Company.

                 (c) The indemnification provisions in this Article XII are in addition to, and not in derogation of, any statutory, equitable or common-law right or remedy any party may otherwise have for breach of representation, warranty, covenant or agreement.


                                  ARTICLE XIII

                       TERMINATION, AMENDMENT AND WAIVER

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing:


                 (a)      by mutual consent of the Purchaser and the Seller;

                 (b) by the Purchaser if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by the Seller or the Shareholder under this Agreement or (ii) any of the conditions precedent to Closing set forth in Article VIII have not been met on the Closing Date, and, in each case, the Purchaser is not then in material default of its obligations hereunder; or

                 (c) by the Seller if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by the Purchaser under this Agreement or (ii) any of the conditions precedent to Closing set forth in Article IX have not been met on the Closing Date, and, in each case, neither the Seller nor the Shareholder is then in material default of its or his obligations hereunder.

         13.2    Effect of Termination.


                 (a) In the case of any termination of this Agreement, the provisions of Sections 14.1 and 14.2 shall remain in full force and effect.

                 (b)      Upon termination of this Agreement as provided in
         Section 13.1 (a), except as stated in Section 13.2 (a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

                 (c) In the event of termination of this Agreement as provided in Section 13.1(b) or (c), such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other Person under the terms of this Agreement or otherwise.


                                  ARTICLE XIV

                                 MISCELLANEOUS

         14.1 Confidentiality. The Purchaser agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary, or secret information that the Purchaser may obtain from the Seller pursuant to financial statements, reports, and other materials submitted by the Seller to the Purchaser pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public; provided, however, that a Purchaser may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the transactions contemplated hereby, (ii) to any prospective purchaser of any Shares from such Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section, or (iii) to any affiliate of such Purchaser or to a partner, shareholder or Subsidiary of such Purchaser. Notwithstanding the foregoing, the obligations specified in this
Section 14.1 shall not apply to any information that is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the Purchaser; provided, however, that the Purchaser shall provide the Seller with sufficient advance written notice, and shall cooperate with the Seller, in order to limit the extent of any confidential, proprietary, or secret information disclosed or to seek a protective order or other similar order with respect to such information.


         14.2 Expenses. Each party hereto shall pay its own Expenses, except that the Company shall bear up to $200,000 of the third party legal and accounting Expenses incurred by Seller to the extent that bearing such costs does not reduce the net book value of the Company for the quarter ending March 31, 1996 below $9,500,000.


         14.3 Successors and Assigns. Except as provided in Section 14.2, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, permitted assigns, heirs, executors, legal representatives and administrators of the parties hereto.


         14.4 Notices. All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given if delivered in Person or by messenger, cable, telegram or telex or facsimile transmission or by a reputable overnight delivery service which provides for evidence of receipt to the parties at the following addresses or telecopier numbers (or at such other address, or telecopy number for a party as shall be specified by like notice):


                 (a)      if to the Seller, to:

                                  Commonwealth Overseas Trading Company Limited P.O. Box 1179
                                  Cedar House
                                  41 Cedar Avenue
                                  Hamilton HM 12, Bermuda
                          with a copy to:

                                  Krooth & Altman
                                  1850 M Street, N.W.
                                  Washington, D.C. 20036-5803
                                  Attn: Patrick Clancy

                 (b)      if to the Shareholder, to:

                                  Thomad Trading & Contracting Co. Ltd.
                                  P.O. Box 16296
                                  Riyadh  11464
                                  Kingdom of Saudi Arabia
                                  Attn:    Sheik Mohammed A. Al-Tuwaijri

                          with a copy to:

                                  Krooth & Altman
                                  1850 M Street, N.W.
                                  Washington, D.C. 20036-5803
                                  Attn: Patrick Clancy

                 (c)      if to the Purchaser, to:

                                  NHP Incorporated
                                  1225 Eye Street, N.W.
                                  Suite  601
                                  Washington, D.C. 20005-3945
                                  Attn: J. Roderick Heller III

                          with a copy to:

                                  Swidler & Berlin, Chartered
                                  3000 K Street, N.W., Suite 300
                                  Washington, D.C. 20007
                                  Attn: Kenneth Lore

         14.5 Brokers. Each of the Seller and the Shareholder, on the one hand, and the Purchaser, on the other hand, (i) represents and warrants to the other party hereto that he or it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any Person on the basis of any statement or representation alleged to have been made by such indemnifying party.


         14.6 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, written or oral, relating to such subject matter.


         14.7 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the express prior written consent of the Seller and the Purchaser. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.


         14.8 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than the parties hereto and their respective successors and permitted assigns; provided, however, that the provisions in Article XII above concerning indemnification are intended for the benefit of the Persons specified therein and their respective legal representatives.


         14.9    Counterparts.   This Agreement may be executed in several
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         14.10 Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.


         14.11 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.


         14.12 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia, excluding that body of laws pertaining to conflicts of laws. With respect to any claim arising out of this Agreement (a) the Seller and the Purchaser each irrevocably submit to the nonexclusive jurisdiction of the United States District Court and the courts located in the District of Columbia, and (b) the Seller and the Purchaser each irrevocably waive any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in such court, irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party, provided, that nothing herein shall otherwise supersede or nullify the obligation of the parties to arbitrate any claim specified or any related agreement referencing such Section.


         14.13 Recitals, Schedules and Annexes. The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.


         14.14   Construction.


                 (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

                 (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

                                      NHP INCORPORATED


                                      By: /s/ J. Roderick Heller, III
                                         --------------------------------------
                                         J. Roderick Heller, III
                                         Chairman and Chief Executive
                                         Officer

                                      WMF HOLDINGS LTD.


                                      By: /s/ Shekar Narasimhan
                                         --------------------------------------
                                         Shekar Narasimhan, President and
                                         Chief Executive Officer


                               SHAREHOLDER:

                                      COMMONWEALTH OVERSEAS TRADING COMPANY
                                      LIMITED


                                      By: /s/ Sheik Mohammed A. Al-Tuwaijri
                                         --------------------------------------
                                         Sheik Mohammed A. Al-Tuwaijri,
                                         Director


                                       /s/ Sheik Mohammed A. Al-Tuwaijri
                                      -----------------------------------------
                                      Sheik Mohammed A. Al-Tuwaijri,
                                      individually